Exhibit 99.1

       The First Bancshares, Inc. Reports Earnings for First Quarter 2007

                      Announces Move to Quarterly Dividends

     HATTIESBURG, Miss.--(BUSINESS WIRE)--April 25, 2007--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter ended March 31, 2007. The First Bancshares, Inc. also announced a $.075 per share quarterly dividend. The record date of the dividend will be May 1, 2007 with a payable date of May 11, 2007. The Company is moving from an annual to a quarterly dividend payment schedule for its shareholders. The Company paid an annual dividend of $.30 per share in February 2007 for the calendar year of 2006.

     Earnings for First Quarter 2007

     Earnings for the quarter ended March 31, 2007 amounted to $711,000 or $0.23 per fully diluted share, compared to $759,000 or $0.30 per fully diluted share for the same quarter in 2006, a decrease of $0.07 per fully diluted share. More stock outstanding, increased provision for loan losses due to loan growth and early retirement of trust preferred debentures accounted for a $0.14 reduction in earnings per share for the first quarter of 2007:

     -- $0.06 reduction was due to more stock outstanding since the first quarter of 2006. The Company issued 607,845 shares of stock since March 31, 2006. New shares of 365,000 were issued @ $22.50 per share for a capital infusion of $8.2 million, 109,181 shares issued in conjunction with the merger of First National Bank of Wiggins and the balance was issued due to the exercise of outstanding stock options.

     -- An additional $0.06 reduction was due to an increased loan loss provision expense of $246,000 as compared to the first quarter last year. The additional provision was largely attributed to $20 million in loan growth during the first quarter of 2007.

     -- $0.02 reduction was due to the early retirement of higher costing trust preferred debentures resulting in a charge of $93,000. The retirement of the subordinated debentures during the quarter positions the Company for future cost savings.

     David E. Johnson, Chairman and Chief Executive officer, commented, "We are starting 2007 with positive operational results. The decrease in earnings per share compared to the same period in 2006 was largely due to more stock outstanding and provisions for an increased loan portfolio. Our total assets increased 43%, total deposits increased 49% and our net loans grew by 55% compared to the first quarter of 2006. In addition, we have expanded to Gulfport in Harrison County with a loan production office. Our location in Gulfport, Mississippi will be a full service branch pending regulatory approval."

     Mr. Johnson further stated that "The First is continuing to grow as Mississippi rebuilds its residential and commercial infrastructure. We believe that we have a great window of opportunity with our current leadership and locations."

     Further Results of the Quarter Ended March 31, 2007

     Net Interest Income and Non Interest Income Increased

     Net interest income for the quarter ended March 31, 2007, was $4.17 million, a $1.13 million increase compared to the first quarter in 2006. Non-interest income increased for the first quarter of 2007 by $207 thousand as compared to the first quarter of 2005. Non-interest expense increased $1.20 million to $3.51 million as compared to $2.31 million for the first quarter of 2005.

     Total Assets, Net Loans and Deposits Increased

     Total assets were up $133.2 million, or 43%, between March 31, 2006, and March 31, 2007. The increase in assets from last year was funded by deposit growth of $126.9 million or 49%. Total net loans were up $109.4 million, or 55%, between March 31, 2006, and March 31, 2007. During 2006, our merger with First National Bank of Wiggins contributed $17.6 million in loans and $44.2 million in deposits toward the above mentioned growth.

     At March 31, 2007, The First Bancshares reported total loans of $307.9 million, total assets of $444.6 million, total deposits of $385.9 million and stockholder's equity of $32.9 million. Return on average assets was .66% and return on average equity was 8.7% for the quarter.

     About The First Bancshares, Inc.

     The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First is now ranked in the top 20 banks by asset size in Mississippi. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company's stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company's website: www.thefirstbank.com

     Forward Looking Statement

     This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov.


                      THE FIRST BANCSHARES, INC.
                         FINANCIAL HIGHLIGHTS
                             (Unaudited)

($ amounts in thousands except earnings per share)

                                                  For the three months
                                                    ended March 31,

                                                    2007       2006

Interest income                                       7,513     4,843
Interest expense                                      3,344     1,802
Net interest income                                   4,169     3,041
Provision for loan losses                               330        84
Net interest income after
 provision for loan losses                            3,839     2,957
Non-interest income                                     654       447
Non-interest expense                                  3,506     2,308
Income before income taxes                              987     1,096
Income taxes                                            276       337
Net income                                             $711      $759

Basic:
Earnings per share                                     $.24      $.32

Diluted:
Earnings per share                                     $.23      $.30


                                      March 31,  December   March 31,
                                                     31,
                                        2007       2006       2006

Total assets                            444,641    417,769    311,437
Cash and due from banks                  10,543     10,415     12,829
Federal funds sold                        3,655      8,772     16,751
Investment securities                   103,954     91,810     56,574
Loans, net of unearned interest         307,863    287,875    198,510
Deposits-interest bearing               321,334    293,070    202,113
Deposits-non interest bearing            64,596     58,652     56,896
Total deposits                          385,930    351,722    259,009
Borrowed funds                           19,914     20,827     25,159
Subordinated debentures                   4,124     11,341      7,217
Stockholder's equity                     32,931     32,365     18,756
Book value (per share)                   $11.04     $11.32      $7.90
Total shares outstanding              2,983,045  2,858,408  2,375,200


     CONTACT: The First Bancshares, Inc.
              David Johnson, Chief Executive Officer, 601-268-8998